UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 11, 2022

LiqTech International, Inc.
(Exact name of registrant as specified in charter)

Nevada	001-36210	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Industriparken 22C, 2750 Ballerup, Denmark
(Address of principal executive offices)

+45 3131 5941
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	LIQT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the  Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 11, 2022, LiqTech International, Inc. (the “Company”) and National Energy Services Reunited DMCC, a free zone company incorporated under the laws of the Dubai Multi Commodities Centre (DMCC), Dubai, United Arab Emirates (“NESR”), entered into an Exclusivity Agreement for Collaboration, Marketing and Deployment of Products and Associated Services (the “Agreement”).

Pursuant to the Agreement, the parties agreed that NESR and its affiliates will have the exclusive right for three years to market, source projects for, receive and operate products and services related to the Company’s Crossflow Ultrafiltration (CFUF) systems and embedded antifouling systems (collectively, the “Products & Services”) in various countries of the Middle East, Africa and Asia, as set forth in the Agreement (the “Territories”), within produced water applications in oilfield services (the “Field of Use”). Pursuant to the Agreement, the Company shall have the right of first refusal in the Territories for the provision Products and Services by NESR during the term of the Agreement provided the Products meet the required technical specifications. The Agreement contains exceptions to the Company’s exclusivity obligations for potential customers and business opportunities that the Company began exploring prior to its entry into the Agreement and to the Company’s right of first refusal for a certain existing business relationship of NESR.

The Company also granted NESR a non-exclusive, non-assignable, non-transferable, non-sublicensable, and royalty-free license to use the Company’s pre-existing intellectual property and know-how as required to perform NESR’s obligations during the term of the Agreement. Under the Agreement, intellectual property developed or produced through NESR’s investment of capital or technical resources in performance of the Agreement shall be jointly owned by the parties.

The term of the Agreement is three years and is subject to two extensions, each for an additional one-year period and each of which must be executed with the mutual consent of the Company and NESR. Each party may terminate the Agreement upon (a) the other party’s material breach and the other party’s failure to begin remedy efforts within fifteen calendar days or (b) the other party’s bankruptcy, insolvency, or participation in bankruptcy or insolvency proceedings. Additionally, subject to certain conditions set forth in the Agreement, the Company may terminate the Agreement if NESR fails to meet certain performance targets, including (i) if the Systems are not qualified in the Kingdom of Saudi Arabia by November 11, 2023, (ii) if the dollar amount of gross orders for the Systems is less than $10,000,000 for the twelve months ending on November 11, 2024 (“Year 2”), (iii) if the dollar amount of gross orders for the Systems is less than $40,000,000 for the twelve months ending on November 11, 2025 (“Year 3”), or (iv) if the dollar amount of gross orders for the Systems is less than $100,000,000 for the twelve months ending on November 11, 2026 and November 11, 2027.

The Agreement contains standard mutual confidentiality and non-disparagement provisions.

The foregoing is only a summary of the material terms of the Agreement, does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached as Exhibit 10.1 hereto.

Item 7.01 Regulation FD Disclosure.

On November 17, 2022, the Company issued a press release announcing the Agreement. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Title or Description

10.1	Exclusivity Agreement for Collaboration, Marketing and Deployment of Products and Associated Services, dated November 11, 2022, by and between the Company and NESR
99.1	Press Release dated November 17, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.

Date: November 17, 2022	/s/Simon Stadil
Simon Stadil
Chief Financial Officer